Exhibit 10.2

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is entered into to be effective as of December 21, 2005 (the “Effective Date”), by and among COMPUCREDIT CORPORATION, a Georgia corporation (collectively with any Affiliates that acquire Shares pursuant to an Affiliate Transfer or any permitted successors and assigns, “CCRT”), ML IBK POSITIONS, INC., a Delaware corporation (collectively with any Affiliates that acquire Shares pursuant to an Affiliate Transfer or any permitted successors and assigns, “Merrill Lynch”) and LIBERTY ACQUISITION, INC., a Georgia corporation (the “Corporation”).  CCRT, Merrill Lynch and each holder of Shares who may become a party hereto and execute a joinder to this Agreement are sometimes hereinafter referred to collectively as the “Shareholders” and individually as a “Shareholder.”  The Shareholders and the Corporation are sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party.”

BACKGROUND:

A.                                   As of the date hereof CCRT owns all of the issued and outstanding shares (the “Voting Shares”) of the Class A voting common stock, $0.01 par value per share (the “Voting Common Stock”), and Merrill Lynch owns all of the issued and outstanding shares (the “Non-Voting Shares,” and together with the Voting Shares, the “Shares”) of the Class B non-voting common stock, $0.01 par value per share (the “Non-Voting Common Stock,” and together with the Voting Common Stock, the “Common Stock”), of the Corporation in the following amounts:

CCRT	1000 Class A Voting Shares (80% of the outstanding Shares)
Merrill Lynch	250 Class B Non-Voting Shares (20% of the outstanding Shares)

B.                                     The Parties believe that it is in their best interests to make provisions for the future disposition of the Common Stock of the Corporation and to make certain other agreements.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

1.                                       Definitions.  For purposes of this Agreement, the terms set forth below shall be defined as follows:

“Affected Shares” shall have the meaning set forth in Section 3.1.

“Affiliate” shall mean (a) any Person directly or indirectly owning, controlling or holding with power to vote more than 20% of the outstanding voting securities of, or interests in, such other Person; (b) any Person more than 20% of whose outstanding voting securities or interests are directly or indirectly owned, controlled or held with power to vote by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any officer, director, partner or member of such other Person; and (e) if such other Person is an officer, director, partner or member, any company for which such Person acts in any such capacity.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Transfer” shall have the meaning set forth in Section 2.1.

“Anniversary Period” shall have the meaning set forth in the definition of Optional Conversion Date.

“Buy-Sell Notice” shall have the meaning set forth in Section 5.1.

“Buy-Sell Right” shall have the meaning set forth in Section 5.1.

“CardWorks” shall have the meaning set forth in Section 9.1(b).

“CardWorks Acquisition” shall have the meaning set forth in Section 9.1(b).

“CardWorks Agreement” shall have the meaning set forth in Section 9.1(b).

“CCRT Common Stock” shall mean the common stock, no par value, of CompuCredit Corporation existing on the date of this Agreement or any other shares of capital stock or interests of CompuCredit Corporation into which such common stock shall be reclassified or changed, including in the event of a merger, consolidation or other similar transaction involving CompuCredit Corporation in which CompuCredit Corporation is not the surviving Person, the common stock of such surviving corporation.

“CCRT Conversion Shares” shall mean an amount equal to the quotient of (a) the ML Outstanding Principal Investment; and (b) the Conversion Price.

“Change of Control of CCRT” shall mean:

(a)                                  the direct or indirect disposition of substantially all the assets of CompuCredit Corporation (whether by sale, lease, transfer, conveyance or other disposition), in one or a series of related transactions to any person (as such term is used in Section 13(d)(3) of the Exchange Act) (excluding, for the avoidance of doubt, portfolio sales to the extent such sales would be customary for a business comparable to CompuCredit Corporation);

(b)                                 the consummation of any transaction or series of related transactions (including any merger or consolidation) resulting in any Person (other than Key CCRT

Stockholders and their Affiliates) becoming the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 50% of the voting stock of CompuCredit Corporation; provided, however, that no Change of Control shall be deemed to have occurred pursuant to this clause (b) if the Key CCRT Stockholders and entities controlled by them hold, in aggregate for all such individuals and their controlled entities, beneficial ownership of the voting stock of CompuCredit Corporation in a percentage greater than the percentage of such Person’s beneficial ownership of the voting stock of CompuCredit Corporation; and

(c)                                  the first day on which the majority of the directors of CompuCredit Corporation are not Continuing Directors.

“Common Stock” shall have the meaning set forth in the Background to this Agreement.

“Continuing Directors” shall mean individuals who constituted the Board of Directors of CompuCredit Corporation as of the date of this Agreement (the “Incumbent Directors”); provided that any individual becoming a director during any year shall be considered to be an Incumbent Director if such individual’s election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of CompuCredit Corporation, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting.

“Conversion Price,” as of any date, shall mean $1,000 divided by the Conversion Rate as of such date.

“Conversion Rate,” as of any date, shall mean (a) with respect to a Time Conversion, initially 20.0000 shares of CCRT Common Stock; (b) with respect to a Dimunition Action Conversion, initially, 23.3754 shares of CCRT Common Stock; or (c) with respect to a Material Action Conversion, the quotient of (i) $1,000 over (ii) the volume weighted average closing price for CCRT Common Stock for the 30-trading days immediately prior to the Optional Conversion Date.  The Conversion Rate shall be subject to standard weighted average anti-dilution adjustments as set forth in Section 6.5 hereof; provided, however, that with respect to a Material Action Conversion, the standard weighted average anti-dilution adjustments shall only be for the 30-trading day period immediately prior to the Optional Conversion Date.

“Corporation Offered Securities” shall have the meaning set forth in Section 10.1.

“CSSI Note” shall have the meaning set forth in Section 9.2.

“Dimunition Action” shall mean any action that CardWorks or any of its Affiliates takes or permits that causes, directly or indirectly, (a) the transfer of CardWorks’ or any of its subsidiaries’ businesses in any material respect or (b) results in the transfer of all or substantially all of CardWorks’ or any of its subsidiaries’ assets, in each case, to CompuCredit Corporation or any of CompuCredit Corporation’s non-CardWorks Affiliates in a transaction other than on an arm’s-length basis.

“Dimunition Action Conversion” shall mean a conversion pursuant to paragraph (c) of the definition of “Optional Conversion Date”.

“Dimunition Action Period” shall have the meaning set forth in the definition of Optional Conversion Date.

“Dividend Reduction Amount” shall mean (a) for a Time Conversion or Dimunition Action Conversion, an amount equal to the aggregate amount of distributions made by the Corporation to Merrill Lynch from the date Merrill Lynch first acquires its Shares until the Optional Conversion Date; and (b) for a Material Action Conversion, zero.

“Fair Market Value” shall have the meaning set forth in Section 7.1.

“FMV of ML Shares” shall have the meaning set forth in Section 5.1.

“Fundamental Transaction” means any (i) reorganization or reclassification of the Corporation’s Shares, share exchange, merger or consolidation of the Corporation into or with another Person, that would result in the transfer of 50% or more of the outstanding voting power of the Corporation or in which the Shareholders immediately prior to such transaction would own, directly or indirectly, as a result of such transaction, less than 50% of the voting securities of the successor entity or surviving company immediately thereafter or (ii) sale, transfer or other disposition of all or substantially all of the Corporation’s property, assets or business to a non-Affiliate.

“Initial Term” shall have the meaning set forth in Section 11.1.

“Key CCRT Stockholders” shall mean David G. Hanna, Frank J. Hanna III, Richard W. Gilbert and Richard R. House.

“Management Issuance” means any issuance by the Corporation of any shares of Common Stock, or any rights, options or warrants directly or indirectly to purchase shares of Common Stock, pursuant to any employee benefit plan of the Corporation or its subsidiaries, or pursuant to any employment agreement or arrangement between the Corporation (or its subsidiaries) and any employee thereof, approved by the Board of Directors of the Corporation, which issuances, if any, in the aggregate shall not exceed five percent (5%) of the outstanding shares of Common Stock on a fully diluted basis.

“Material Action” shall mean any of the following actions taken by the Corporation, or, with respect to clause (e) below, the Corporation or the applicable regulatory body: (a) the liquidation, dissolution, winding-up of the Corporation’s business or otherwise terminating the

Corporation’s existence other than pursuant to a Fundamental Transaction, (b) the issuance, agreement to issue or granting of an option to acquire any security of the Corporation (including any securities that are convertible into or exchangeable for other securities or interests of the Corporation) that rank senior to the Common Stock (other than any CSSI Note); (c) the redemption, purchase, acquisition or making of a liquidation payment with respect to any of the Corporation’s capital stock other than on a pro rata basis based on each Shareholder’s Share Ownership Percentage; (d) the carrying on of any business other than that of holding the capital stock of CardWorks or any successor entity thereto or (e) the taking of any action by the Corporation that would cause Merrill Lynch to be deemed to “control” the Corporation under the Bank Holding Company Act, the Federal Deposit Insurance Act or the Utah Code, or any determination by a regulatory body that Merrill Lynch has such “control” of the Corporation (such action or determination, a “Regulatory Event”).

“Material Action Conversion” shall mean a conversion pursuant to paragraph (b) of the definition of “Optional Conversion Date”.

“Material Action Period” shall have the meaning set forth in the definition of Optional Conversion Date.

“ML Original Investment” shall mean an amount equal to 20% of the Purchase Price (as such term is defined in the CardWorks Acquisition Agreement, or such other amount as agreed to be paid by Corporation).

“ML Outstanding Principal Investment” shall mean an amount equal to the positive difference, if any, between (i) (a) for a Time Conversion or Dimunition Action Conversion, an amount equal to the ML Original Investment, or (b) for a Material Action Conversion, the FMV of ML Shares immediately prior to the Optional Conversion Date; and (ii) the Dividend Reduction Amount at the Optional Conversion Date.

“Non-Voting Common Stock” shall have the meaning set forth in the Background to this Agreement.

“Non-Voting Shares” shall have the meaning set forth in the Background to this Agreement.

“Nonoffering Shareholder” shall have the meaning set forth in Section 3.1.

“Objecting Shareholder” shall have the meaning set forth in Section 7.1.

“Offering Shareholder” shall have the meaning set forth in Section 3.1.

“Offer Notice” shall have the meaning set forth in Section 3.1.

“Optional Conversion Date” shall mean any date on which Merrill Lynch exercises its right to convert its Shares into CCRT Common Stock or cash, as applicable (a) that is during the period commencing on the Three Year Anniversary and ending on the date that is three years after the Three Year Anniversary (the “Anniversary Period”); (b) that is within 60 days following Merrill Lynch having actual knowledge (by delivery of notice by the Corporation or otherwise) that a Material Action has occurred (a “Material Action Period”); or (c) that is within 60 days following Merrill Lynch having actual knowledge (by delivery of notice by CompuCredit Corporation or otherwise) that a Dimunition Action has occurred (a “Dimunition Action Period”).

“Organizational Documents” shall mean the Articles of Incorporation and Bylaws of the Corporation, and this Agreement, as each shall be amended from time to time.

“Person” shall mean an individual, limited liability company, partnership, corporation, trust, unincorporated association, joint stock company or other entity or association.

“Preemptive Rights Notice” shall have the meaning set forth in Section 10.2.

“Regulatory Event” shall have the meaning set forth in the definition of Material Action.

“Right of First Refusal” shall have the meaning set forth in Section 3.2.

“Share Ownership Percentage” shall mean the quotient obtained by dividing the total number of Shares held by a Shareholder by the total number of Shares then outstanding.

“Shares” shall have the meaning set forth in the Background to the Agreement.

“Share Transfer” shall have the meaning set forth in Section 2.1.

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of the date hereof, between CompuCredit Corporation and ML IBK Positions, Inc.

“Tag-Along Right” shall have the meaning set forth in Section 3.2.

“Three-month LIBOR” means the London interbank offered rate (expressed as percentage per annum) for U.S. dollar deposits of an amount equal to or comparable to the principal amount of the CSSI Note having a three-month maturity that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the date of determination.  As used herein, “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate Service or such other page as may replace Page 3750 on that service or such other service or services as may be nominated by the British Bankers’ Association as the information vendor for purposes of displaying London interbank offered rates for U.S. dollar deposits.

“Three Year Anniversary” shall mean the date that is three years after the closing date of the CardWorks Acquisition.

“Time Conversion” shall mean a conversion pursuant to paragraph (a) of the definition of “Optional Conversion Date”.

“Transfer Notice” shall have the meaning set forth in Section 7.1.

“Valuation Period” shall have the meaning set forth in Section 7.2.

“Voting Common Stock” shall have the meaning set forth in the Background to this Agreement.

“Voting Shares” shall have the meaning set forth in the Background to this Agreement.

2.                                       Share Transfer Restrictions.

2.1                                 No Shareholder shall, directly or indirectly, sell, assign, transfer, convey (by gift, testamentary disposition, the laws of intestate succession or otherwise), pledge, hypothecate, encumber or otherwise dispose of any or all of its Shares (each a “Share Transfer”), whether directly or indirectly, without first complying with the terms of this Agreement; provided, however, that no Shareholder will be restricted from (a) selling or otherwise transferring any of its Shares to any of its Affiliates (an “Affiliate Transfer”) or (b) pledging, mortgaging or otherwise encumbering all or any part of its rights with respect to its Shares as security for borrowed funds or other obligations incurred by such Shareholder.  Any Share Transfer or attempted Share Transfer not in accordance herewith shall be null and void and of no force or effect.

2.2                                 The holder of the Shares pursuant to any Affiliate Transfer or other permitted Share Transfer, or any holder of any shares of Common Stock issued by the Corporation subsequent to the date of this Agreement, including any Person who becomes a Shareholder as a result of a Management Issuance, shall become a Party hereto and shall be subject to the provisions of this Agreement.  Any additional shares of Common Stock issued by the Corporation shall constitute “Shares” hereunder and the certificates representing any such Shares shall bear the legend required by Section 8 hereof.

3.                                       Right of First Refusal.

3.1                                 In the event any Shareholder (an “Offering Shareholder”) desires to make a Share Transfer (the Shares subject to such Share Transfer hereinafter referred to as the “Affected Shares”) to a non-Affiliate, the Offering Shareholder must first deliver written notice thereof (an “Offer Notice”) to the Corporation and the other Shareholders (referred to as the “Nonoffering Shareholders”).  The Offer Notice must:

(a)                                  state the price, measured in dollars and payable solely in cash or immediately available funds, for which the Offering Shareholder is willing to sell, and the third party is willing to buy, the Affected Shares, the number of Affected Shares to be transferred and all other material economic terms of the proposed Share Transfer; and

(b)                                 include by attachment all documents and such other information as may be material to the Nonoffering Shareholders, including such document or information as provided by or to be provided by the Offering Shareholder to the Person to whom the Offering Shareholder is considering selling its Affected Shares.

3.2                                 (a)                                  The Nonoffering Shareholders may elect: (i) to purchase the portion of such Offering Shareholder’s Affected Shares set forth in Section 3.2(b) (the “Right of First Refusal”) at a price equal to the product of (A) the Fair Market Value of all outstanding Shares, and (B) the quotient obtained by dividing the Affected Shares being purchased by such Nonoffering Shareholder by the total number of outstanding Shares; or (ii) to require such Offering Shareholder to permit the Nonoffering Shareholders to participate in such Share Transfer (the “Tag-Along Right”) pro rata with the Offering Shareholder based on each Shareholder’s respective Share Ownership Percentage at the time of the applicable Offer Notice at an aggregate price equal to the product of (A) the Fair Market Value of all outstanding Shares and (B) the percentage of outstanding Shares being transferred pursuant to the Share Transfer.  If Merrill Lynch exercises its Tag-Along Right with respect to a Share Transfer initiated by CCRT, the purchaser of any Non-Voting Shares from Merrill Lynch shall have the right to exchange, and the Corporation hereby agrees to exchange, its Non-Voting Shares into Voting Shares.

(b)                                 With respect to the exercise of any Right of First Refusal, the number of Shares each Shareholder shall be entitled to purchase shall be as follows: (i) if the Offering Shareholder is Merrill Lynch, then CCRT shall have the right to acquire one hundred percent (100%) of the Affected Shares, and no other Shareholder shall have a Right of First Refusal with respect to such Affected Shares; (ii) if the Offering Shareholder is CCRT, then Merrill Lynch shall have the right to acquire one hundred percent (100%) of the Affected Shares, and no other Shareholder shall have a Right of First Refusal with respect to such Affected Shares; and (iii) if the Offering Shareholder is any Person other than CCRT or Merrill Lynch, then CCRT and Merrill Lynch shall have the right to acquire the Affected Shares on a pro rata basis as between CCRT and Merrill Lynch.  In the event either CCRT or Merrill Lynch does not purchase its entire pro rata share of the Affect Shares pursuant to clause (iii) above, then, if the other party has purchased its full pro rata share, it may elect to purchase any remaining Affected Shares.

(c)                                  Each Nonoffering Shareholder shall notify the Offering Shareholder of such Nonoffering Shareholder’s election to exercise its Right of First Refusal or its Tag-Along Right by delivering written notice of such election to the Offering Shareholder as soon as practicable but in any event within 10 business days after delivery of the Offer Notice.  All transfers pursuant to this Section 3.2 shall be made on the terms specified in the Offer Notice; provided, however, that the price shall be determined in accordance with Section 3.2(a).

3.3                                 If the Nonoffering Shareholders have elected to purchase the Affected Shares from the Offering Shareholder, the transfer of such Affected Shares shall be consummated as soon as practicable after the delivery of the election notices provided in Section 3.2, but in any event within 60 days after the delivery of the Offer Notice.  All sales made pursuant to

Section 3.2(a)(ii) shall be made simultaneously with the transfer by the Offering Shareholder.

3.4                                 After expiration of the 10-business-day period referred to in Section 3.2, the rights afforded to the Nonoffering Shareholders shall terminate and the Offering Shareholder shall have the right for a period of 60 days to effect the Share Transfer on the terms and conditions stated in the Offer Notice.

3.5                                 Notwithstanding anything set forth herein to the contrary, without CCRT’s consent Merrill Lynch shall not participate in a Share Transfer to a Person other than CCRT to the extent (a) it would cause such third party to be deemed to “control” Merrick Bank Corporation, a subsidiary of the Corporation, under the Bank Holding Company Act, the Federal Deposit Insurance Act or the Utah Code, and (b) such Person is subject to the provisions of the Bank Holding Company Act, the Federal Deposit Insurance Act or the Utah Code, as applicable.

4.                                       Drag-Along Rights.

4.1                                 To the extent the Corporation’s Board of Directors approves a Fundamental Transaction, the Corporation shall have the right to require all other Shareholders to consent to the Fundamental Transaction, including, without limitation, (i) becoming a party to any and all agreements to which CCRT becomes a party, including agreements providing for indemnification to which CCRT is subject; provided that (A) in no event shall a Shareholder be required to provide indemnification in an amount greater than such Shareholder’s pro rata share (based upon the Share Ownership Percentage of such Shareholder) of the total indemnification being provided by all Shareholders and (B) Merrill Lynch shall receive copies of such agreements and shall have the opportunity to review and negotiate in good faith such agreements; provided, however, that CCRT’s failure to provide Merrill Lynch with such agreements or to provide Merrill Lynch with the opportunity to review and negotiate in good faith such agreements shall not relieve Merrill Lynch of its obligations set forth in clauses (ii) through (iv) below and Section 4.3; provided, further, that CCRT shall control and have final determination with respect to such negotiations, which right shall not relieve Merrill Lynch of its obligations set forth in this clause (i); (ii) voting all Shares held by such Shareholder or any of its Affiliates in favor of the Fundamental Transaction; (iii) delivering all Shares held by such Shareholder or any of its Affiliates; and (iv) if the proposed Fundamental Transaction is a sale of less than all of the Shares, subject to Section 4.3 below, selling the same percentage of such Shareholder’s Shares as sold by CCRT; provided that any sale of Shares pursuant to this Section 4.1 shall be made at Fair Market Value; provided, further, that if Merrill Lynch sells its Non-Voting Shares to another Person pursuant to clause (iv) above, such Person shall have the right to exchange, and the Corporation hereby agrees to exchange, such Non-Voting Shares into Voting Shares.

4.2                                 The Corporation or CCRT, as applicable, shall give written notice to the other Shareholders of a proposed Fundamental Transaction, which notice shall be given as early as reasonably practicable but in no event less than 30 days prior to such Fundamental Transaction.  Any notice provided pursuant to this Section 4.2 by the Corporation or CCRT to the other Shareholders shall contain the information required to be included in an Offer Notice.

4.3                                 Each of the Shareholders will bear their pro rata share (based upon the number of Shares sold) of the reasonable costs and expenses of any Fundamental Transaction pursuant to Section 4.1 to the extent such costs and expenses are incurred for the benefit of all Shareholders and are not otherwise paid by the Corporation or the acquiring party.  For purposes of this Section 4.3, costs and expenses incurred in exercising reasonable efforts to take all actions in connection with the consummation of a Fundamental Transaction in accordance with Section 4.1 shall be deemed to be for the benefit of all Shareholders.  Costs and expenses incurred by any Shareholder on its own behalf will not be considered costs and expenses of the sale for purposes of this Section 4.3.

4.4                                 Merrill Lynch will not be required as a result of a sale of any portion of their Shares pursuant to Section 4.1 to agree to any covenants not to compete or not to solicit customers, employees or suppliers of any party to the sale of the Shares pursuant to this Article 4.

5.                                       Buy-Sell Rights.

5.1                                 In the event of (i) an event of default, or failure to perform any material provision, covenant or agreement, by the Corporation or CCRT under any of the Organizational Documents, which event of default or failure to perform has not been cured within 30 days of receipt of written notice by the Corporation or CCRT, as the case may be, to Merrill Lynch or actual knowledge, whichever is earlier, of such default or failure to perform, or (ii) a Change of Control of CCRT, Merrill Lynch shall have the right (a “Buy-Sell Right”) to require CCRT to purchase all Shares held by Merrill Lynch, and CCRT shall have the obligation to acquire all Shares held by Merrill Lynch, at a price (the “FMV of ML Shares”) equal to the product of (A) the Fair Market Value of all outstanding Shares and (B) the Share Ownership Percentage of Merrill Lynch.  The Buy-Sell Right shall be exercised by delivery to CCRT from Merrill Lynch of written notice (the “Buy-Sell Notice”) of its intention to exercise its rights pursuant to this Section 5.1 within 15 business days following the occurrence of an action described in clauses (i) and (ii) above and setting forth Merrill Lynch’s proposed Fair Market Value for all outstanding Shares.

5.2                                 The purchase of Shares by CCRT from Merrill Lynch pursuant to Section 5.1 shall be consummated as soon as practicable, but in any event within 60 days of the date of the applicable Buy-Sell Notice.

6.                                       Optional Conversion Right.

6.1                                 Notwithstanding anything set forth herein to the contrary, during the Anniversary Period or any Dimunition Action Period or Material Action Period, Merrill Lynch shall have the right, in its sole discretion, to convert its Shares into CCRT Common Stock in an amount equal to the CCRT Conversion Shares or, solely with respect to a Dimunition Action Conversion, request cash consideration from CCRT for Merrill Lynch’s Shares.  Merrill Lynch shall notify CompuCredit Corporation of Merrill Lynch’s election to exercise its optional conversion right pursuant to this Article 6 by delivering written notice to CompuCredit

Corporation as soon as practicable, but in no event later than the end of the Anniversary Period or any applicable Dimunition Action Period or Material Action Period.

6.2                                 If Merrill Lynch elects to convert its Shares into CCRT Common Stock under the Dimunition Action Conversion alternative, or if the conversion is a Time Conversion or a Material Action Conversion, CCRT may elect, in its sole discretion, in lieu of converting the Shares into shares of CCRT Common Stock, to purchase the Shares for cash in an amount equal to the product of (a) the CCRT Conversion Shares; and (b) the 30-day volume averaged market price of CCRT Common Stock immediately prior to the Optional Conversion Date, or, if CompuCredit Corporation is not listed on any exchange or reported by Nasdaq, the Fair Market Value, determined pursuant to Section 7.2 below, of a share of CCRT Common Stock.

6.3                                 If Merrill Lynch elects to receive, in its sole discretion, cash consideration for its Shares under the Dimunition Action Conversion alternative, CCRT shall purchase Merrill Lynch’s Shares in an amount equal to the Fair Market Value of Merrill Lynch’s Shares immediately prior to the date such Dimunition Action occurred.

6.4                                 To the extent Merrill Lynch would receive any fractional share of CCRT Common Stock or interest, as applicable, Merrill Lynch shall receive a full share in lieu of such fractional share and Merrill Lynch shall pay CCRT an amount equal to the product of (a) 1 minus such fraction and (b) the Conversion Price at the Optional Conversion Date.

6.5                                 The Conversion Rate shall be adjusted from time to time by CompuCredit Corporation in accordance with the provisions of Sections 10.4 (“Adjustment of Conversion Rate”) and 10.5 (“Effect of Reclassification, Consolidation, Merger or Sale”) of the Indenture between CompuCredit Corporation and Wachovia Bank, National Association, dated as of May 27, 2005, included in the 8-K filing with the Securities and Exchange Commission as of May 24, 2005 (“Indenture”). For the purpose of this Section 6.5, (a) the definition of Conversion Rate used herein shall be used in lieu of the definition of Conversion Rate set forth in the Indenture; (b) all other defined terms used in the Indenture shall have the meaning set forth with respect to each such defined term set forth in the Indenture; and (c) the provisions set forth in such sections of the Indenture shall apply hereto notwithstanding the amendment, modification or termination of the Indenture.

6.6                                 The issue of stock certificates for CCRT Common Stock upon a conversion under this Article 6 shall be made without charge to the converting Persons for any tax in respect of the issue thereof, except for applicable withholding, if any.  CompuCredit Corporation shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the converting Persons, and CompuCredit Corporation shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to CompuCredit Corporation the amount of such tax or shall have established to the satisfaction of CompuCredit Corporation that such tax has been paid.

6.7                                 The CCRT Common Stock issued to Merrill Lynch pursuant to a conversion under this Article 6 shall be subject to the registration requirements set forth on Exhibit A attached hereto.

6.8                                 Notwithstanding anything set forth herein to the contrary, if the conversion of Merrill Lynch’s Shares into CCRT Conversion Shares would cause a Regulatory Event, Merrill Lynch shall receive an equivalent amount of cash, determined in accordance with Section 6.2, in lieu of the CCRT Conversion Shares to the extent of the portion of the CCRT Conversion Shares that would cause such Regulatory Event.

7.                                       Determination of Fair Market Value.

7.1                                 As used in this Agreement, “Fair Market Value” shall mean an amount equal to the market value of all of the Shares outstanding at the time of a proposed Share Transfer as set forth in any notice of such Share Transfer required to be delivered pursuant to Section 3.1, Section 4.2 or Section 5.1 hereof (each a “Transfer Notice”); provided, however, that if, in the reasonable judgment of (i) in the case of a Share Transfer pursuant to Article 3, the Nonoffering Shareholder (but shall not be a Shareholder other than Merrill Lynch or CCRT), (ii) in the case of a Share Transfer pursuant to Article 4, Merrill Lynch, or (iii) in the event of a proposed Share Transfer pursuant to Article 5, CCRT (such Shareholder, in each case, the “Objecting Shareholder”), (A) Fair Market Value cannot be determined readily and explicitly from the terms of such Transfer Notice or (B) the proposed Share Transfer is not on marketable or arms-length terms, then within five business days following the receipt of the Transfer Notice, the Objecting Shareholder shall deliver to the Corporation and the other Shareholder notice of the Objecting Shareholder’s intent to have Fair Market Value determined in accordance with Section 7.2.

7.2                                 (a)                                  Fair Market Value may be established, pursuant hereto, by the mutual agreement of the Shareholders, within fifteen business days following the receipt of any notice delivered pursuant to Section 7.1 from an Objecting Shareholder as to Fair Market Value (the “Valuation Period”).  If the Shareholders fail to agree on the Fair Market Value prior to the end of the Valuation Period, then Fair Market Value shall be calculated pursuant to the procedures set forth in Section 7.2(b) hereof.

(b)                                 Unless otherwise determined pursuant to Sections 7.1 or 7.2(a) of this Agreement, “Fair Market Value” shall be determined in accordance with the provisions of this Section 7.2(b).  Within five business days after the end of the Valuation Period, the Objecting Shareholder shall propose to the other Shareholder the names of three nationally recognized independent appraisers and/or investment bankers to be used by the Shareholders in determining Fair Market Value.  Within five business days of its receipt of such list of proposed appraisers or investment bankers, the non-Objecting Shareholder shall select one of said firms from the list provided by the Objecting Shareholder, and the Corporation shall promptly engage such selected firm, which shall have twenty business days from and after its selection to determine the Fair Market Value of the Shares on a going concern basis and not on the basis of a liquidation or termination of the business unless the Corporation has proposed liquidation, termination or a similar proceeding.  The costs of such determination by the selected firm shall be borne equally by the Shareholders; provided that, if the Fair Market Value finally determined by said firm is within ten percent (10%) of the proposed Fair Market Value as set forth in the applicable Transfer Notice, then the Objecting Shareholder shall pay all of such costs of the selected firm.

7.3                                 Each determination of the Fair Market Value of the Shares pursuant to this Article 7 shall be final, binding and conclusive on all Parties.

8.                                       Legend.  Each stock certificate(s) of the Corporation representing Shares subject to this Agreement shall bear in conspicuous type the following legend:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE (AND ALL TRANSFERS OR PLEDGES HEREOF) ARE SUBJECT TO THE RESTRICTIONS OF AND ARE TRANSFERABLE ONLY IN COMPLIANCE WITH THE PROVISIONS OF THAT CERTAIN SHAREHOLDERS AGREEMENT, DATED TO BE EFFECTIVE AS OF DECEMBER 20, 2005, BY AND AMONG LIBERTY ACQUISITION, INC. (THE “CORPORATION”) AND ITS SHAREHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.  ANY ATTEMPTED TRANSFER OR PLEDGE HEREOF IN VIOLATION OF THE TERMS OF SUCH SHAREHOLDERS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT.”

In the event that such legend cannot practicably be placed on the face of such certificate, either alone or in connection with other legends required by law or by agreement to be placed on the face of such certificate, the legend shall be set out on the back of the certificate, and notice thereof shall be given in conspicuous type on the front.

9.                                       Directors and Management.

9.1                                 Board Composition; Voting.

(a)                                  The Corporation and the Shareholders shall take all necessary action to cause the Board of Directors of the Corporation to be comprised of three directors.  The Shareholders hereby agree that, with respect to any vote by them for the election of directors of the Corporation (whether said vote shall be in writing, by consent or at a regular or special meeting), the Shareholders shall at all times throughout the term hereof vote for the election of three nominees of CCRT.

(b)                                 Merrill Lynch shall have the right to appoint up to two representatives to attend all meetings of the Board of Directors of the Corporation and, following the completion of the proposed acquisition of all outstanding capital stock of CardWorks, Inc. (“CardWorks”) by the Corporation (the “CardWorks Acquisition”), pursuant to the terms of that certain Stock Purchase Agreement, dated September 25, 2005, by and between the Corporation and CardWorks, L.P. (the “CardWorks Agreement”), the Corporation shall take such action as is necessary to permit Merrill Lynch to appoint two representatives to attend all meetings of the Board of Directors of CardWorks; provided that such representatives shall have no right to vote on any matters considered and acted upon by the Board of Directors of the Corporation or CardWorks, as the case may be; provided, further, that the Board of Directors of the Corporation or CardWorks, as the case may be, may exclude such Merrill Lynch representatives from any discussions pertaining to Merrill Lynch’s potential or actual participation in any lending or securitization facilities of CardWorks or any of its Affiliates.  Such representatives shall be entitled to receive all materials provided to the directors of the Corporation or CardWorks at the same time such materials are delivered to the directors of the Corporation or CardWorks, as the case may be.

(c)                                  The Board of Directors of the Corporation shall meet not less than quarterly each fiscal year.

(d)                                 In connection with any matter that by law requires approval of the Non-Voting Common Stock voting as a separate class, Merrill Lynch or any Person who becomes a holder of the Non-Voting Shares, shall vote such Non-Voting Shares in accordance with the recommendation of the Board of Directors of the Corporation.

9.2                                 Funding of CSSI Losses.  In the event that the Board of Directors of the Corporation shall deem it necessary, or if the Corporation is required by law, to make a capital contribution to any subsidiary (direct or indirect) of the Corporation as a result of any CSSI Losses (as defined in the CardWorks Agreement), CCRT hereby agrees to fund the full amount of such capital contribution in the form of loan by CCRT to the Corporation and Merrill Lynch shall have no obligation to purchase any additional Shares or make any capital contribution to the Corporation as a result of any CSSI Losses.  The Corporation shall issue a senior note in favor of CCRT (the “CSSI Note) evidencing such loan and the amount of any such CSSI Note shall be an amount equal to the positive difference, if any, between (i) the total amount of the CSSI Losses and (ii) the maximum amount of CSSI Losses that can reasonably be funded by CardWorks, as determined in the sole discretion of the Board of Directors of CardWorks.  Such CSSI Note, if any, shall mature three years from the date of issuance and shall bear interest at a rate per annum equal to the lesser of (A) Three-month LIBOR determined as of the date of issuance of the CSSI Note and reset quarterly, plus 3.0% and (B) 10.0%.  Interest on and the principal amount of the CSSI Note shall be repaid from cash dividends or distributions paid by CardWorks to the Corporation and the Corporation shall not cause any distributions or dividends to be paid on the Shares or any other equity securities of the Corporation until such time as the CSSI Note is paid in full.

9.3                                 Financing Right of First Refusal.  For the period commencing on the closing of the CardWorks Acquisition and ending on the earlier of (i) that date that is five years from the date of the closing of the CardWorks Acquisition, and (ii) the date on which Merrill Lynch no longer owns any Shares, Merrill Lynch shall have a right of first refusal to provide any credit card receivables lending facilities and no less than 50% of all securitization activities undertaken with respect to or related to CardWorks.

9.4                                 Delivery of Financial Statements.  The Corporation shall furnish to CCRT and Merrill Lynch, and shall cause CardWorks to deliver to CCRT and Merrill Lynch, such financial information as shall reasonably be requested by either CCRT and Merrill Lynch including (i) audited financial statements of the Corporation and CardWorks, respectively, as the end of each fiscal year, which audited financial statements shall include a balance sheet and income statement, and (ii) a monthly report prepared by management of the Corporation or CardWorks, as the case may be, which monthly report shall include an income statement prepared in accordance with GAAP and, with respect to CardWorks, detailed reports on the performance of credit card receivables and accounts of Merrick Bank Corporation, which reports shall contain the types of information that are consistent with the information delivered by CCRT to Merrill Lynch in past transactions; provided that no such information shall be delivered to Merrill Lynch that is prohibited by applicable law, rules or regulations.  The financial information prepared in accordance with this Section 9.4 shall be reviewed by the Boards of Directors of the Corporation and CardWorks, as applicable, on a quarterly basis.

10.                                 Preemptive Rights.

10.1                           If the Corporation shall issue any shares of Common Stock or other securities (whether debt or equity) of the Corporation, or any rights, options or warrants directly or indirectly to purchase shares of Common Stock or other securities of the Corporation (the “Corporation Offered Securities”), except pursuant to a Management Issuance, then CCRT and Merrill Lynch shall be entitled to purchase, on the same terms and conditions, a pro rata portion of the Corporation Offered Securities (which shall be a fraction of the Corporation Offered Securities determined by dividing the number of Shares owned by either CCRT or Merrill Lynch, as the case may be, by the sum of (i) the total number of outstanding Shares, (ii) any shares of Common Stock issuable upon exercise or conversion of any securities of the Corporation and (iii) the total number of shares of any other securities outstanding as of such date having voting rights substantially similar to those of the Common Stock).  In the event that either CCRT or Merrill Lynch elects to acquire less than its pro rata share of the new securities to be issued, then the other party electing to purchase its pro rata share of the new securities shall be entitled to acquire any such unsubscribed securities.

10.2                           The Corporation shall provide a written notice (the “Preemptive Rights Notice”) of any proposed issuance of new securities subject to this Article 10 to all Shareholders, and each Shareholder may elect to purchase such new securities in accordance herewith by giving written notice to the Corporation within 10 business days following its receipt of the Preemptive Rights Notice.  Any notice given by a Shareholder pursuant to this Section 10.2 shall constitute an irrevocable commitment to purchase from the Corporation the amount of such new securities set forth in this notice.  The closing of any purchase by the Shareholders shall be made no later than 90 days following the date of the Preemptive Rights Notice or such other date as the Corporation and the Shareholders may mutually agree.  If, subsequent to the date of the Preemptive Rights Notice, the Corporation alters the price or other significant terms and conditions of the offering that a reasonable investor would consider material to the decision to purchase such securities, or the Corporation has not sold such securities within 90 days after the date of the Preemptive Rights Notice, the Corporation shall provide another Preemptive Rights Notice to the Shareholders with respect to any subsequent issuance and will otherwise comply with the provisions of this Article 10 to the extent applicable to such issuance.

11.                                 Term.

11.1                           This Agreement shall become effective as of the Effective Date and shall, unless sooner terminated pursuant to Section 11.2 hereof, continue in full force and effect as provided herein for an initial term (the “Initial Term”) of 20 years thereafter.  This Agreement shall be automatically renewed for an additional 20-year period after the expiration of the Initial Term, provided that all Parties consent in writing prior to the expiration of the Initial Term.

11.2                           This Agreement shall terminate on the occurrence of any of the following events:

(a)                                  the liquidation in bankruptcy or dissolution of the Corporation;

(b)                                 a single Shareholder and its Affiliates becoming the owner of all of the outstanding Shares; or

(c)                                  the execution of a written instrument to that effect by the Corporation and all Shareholders of the Corporation who are then Parties to this Agreement;

provided, however, that no termination of this Agreement shall in any way relieve any Party hereof from any liability arising as a result of any breach of this Agreement by such Party prior to the effective date of such termination.

11.3                           Upon the termination of this Agreement, all Shares shall be relieved from the terms and provisions hereof, and any certificates evidencing such Shares may be surrendered to the Corporation for cancellation and issuance of a new certificate without the legend provided for in Section 8 of this Agreement.

12.                                 Notices.

12.1                           All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), by a recognized national overnight courier service, or by facsimile (with written confirmation of transmission) to a Party at the address or facsimile number set forth below such Party’s signature hereto (or such other address or facsimile number that such Party designates by written notice to the other Parties).

12.2                           Notices delivered pursuant to Section 12.1 shall be deemed given: (a) at the time delivered, if personally delivered; (b) at the time received, if mailed; (c) at the time of written confirmation of transmission, if delivered by facsimile before 5:00 p.m. Eastern Time on any business day; (d) one business day after the date of written confirmation of transmission, if delivered after 5:00 p.m. Eastern time on any business day; and (e) one business day after timely delivery to the courier, if by overnight courier service.

13.                                 Miscellaneous.

13.1                           This Agreement contains the entire agreement and understanding concerning the subject matter hereof among the Parties and specifically supersedes any other agreement or understanding, whether written or oral, among the Parties related to the subject matter hereof.

13.2                           No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon any Party unless confirmed in writing by such Party.  No waiver by any Party of any term or provision of this Agreement or of any default hereunder shall affect any Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.  This Agreement may not be modified or amended except by a writing executed by the Corporation and all of the Shareholders.

13.3                           If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

13.4                           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

13.5                           No Party may assign this Agreement, in whole or in part, without the prior written consent of the other Parties, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

13.6                           This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.

13.7                           The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

13.8                           This Agreement shall not be construed more strictly against any Party regardless of which Party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by all Parties.

13.9                           Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

13.10                     Upon the reasonable request of any other Party, each Party agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

13.11                     Each Shareholder, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to seek specific performance of its rights under this Agreement.

13.12                     Each Shareholder hereby agrees to reimburse the other Shareholder for all reasonable costs and expenses incurred by it in any proceeding commenced in connection with enforcing its rights hereunder, provided the Shareholder seeking reimbursement of expenses in such proceeding is successful in establishing its entitlement to such relief under the Agreement.

13.13                     Each Shareholder agrees to treat in a confidential manner all confidential or proprietary information that it receives from the Corporation or any other Shareholder (or Affiliate thereof) relating to the Corporation or any other Shareholder (or Affiliate thereof), and shall not use such confidential information other than as necessary to conduct the Corporation’s business and shall not disclose such confidential information to any Person other than (i) its employees, partners, members, financial advisors, lenders, attorneys or agents and then only to the extent such disclosure, in the good faith determination of such Shareholder, is necessary for the performance of the duties or responsibilities of such Persons, and provided that such Shareholder shall be responsible for ensuring that such Persons are informed of these confidentiality provisions and maintain the confidentiality of such information, (ii) in connection with any dispute, action, litigation or proceeding between or among any of the Shareholders arising out of or in connection with this Agreement, or the enforcement hereof or thereof, or (iii) as may be required by law or court order, in which case such Shareholder, to the extent practicable and permitted by law, shall promptly notify the Corporation and the Shareholders of such required disclosure and cooperate with the Corporation and the disclosing Shareholder in obtaining a protective order from a court of competent jurisdiction relating to such disclosure.

13.14                     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement.  Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such Party.

13.15                     The Parties hereto acknowledge and agree that certain rights granted under this Agreement have been granted solely to CCRT or Merrill Lynch, as the case may be, and not to all Shareholders.  Such rights may not be enforced by any Person who acquires Shares from either CCRT or Merrill Lynch, as the case may be, unless otherwise explicitly provided for herein.

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement to be effective as of the Effective Date.

“Corporation”

LIBERTY ACQUISITION, INC.

By:
Name:	Jeffrey A. Howard
Title:	President
Address:	245 Perimeter Center Parkway
Suite 600
Atlanta, GA 30346
Attention: General Counsel
Facsimile:	(770) 206-6187

“Shareholders”

COMPUCREDIT CORPORATION

By:
Name:	William R. McCamey
Title:	Treasurer
Address:	245 Perimeter Center Parkway
Suite 600
Atlanta, GA 30346
Attention: General Counsel
Facsimile:	(770) 206-6183

ML IBK POSITIONS, INC.

By:
Name:	Andrew J. Coon
Title:	Vice President
Address:	4 World Financial Center
10th Floor
New York, NY 10080
Attention: Andrew J. Coon
Facsimile:	(212) 449-6673

EXHIBIT A

Reservation of Shares, Shares to Be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock.

(i)                                     Upon an optional conversion for shares of CCRT Common Stock pursuant to Article 6 of the Agreement, CompuCredit Corporation shall provide to Merrill Lynch, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, shares of CCRT Common Stock in an amount equal to the total number of CCRT Conversion Shares (the “CCRT Underlying Conversion Shares”). Such CCRT Underlying Conversion Shares shall be fully paid and non-assessable by CompuCredit Corporation and free from all taxes, liens and charges with respect to the issue thereof.

(ii)                                  Unless CCRT exercises its right to purchase the Shares held by Merrill Lynch pursuant to Section 6.2, CompuCredit Corporation shall as promptly as practicable after it receives written notice from Merrill Lynch of the request for the conversion of the Shares held by Merrill Lynch into CCRT Underlying Conversion Shares (but in no event more than 45 days after receipt of such notice unless such delay is required by applicable law or otherwise undertaken by CompuCredit Corporation in good faith and for valid business reasons (not including avoidance of CompuCredit Corporation’s obligations hereunder), including the acquisition or divestiture of assets), cause to be filed a registration statement pursuant to Rule 415 under the Securities Act of 1933, as amended (together with rules and regulations of the commission promulgated thereunder, the “Securities Act”) or any similar rule that may be adopted by the Securities and Exchange Commission (the “Shelf Registration Statement”), which Shelf Registration Statement shall provide for the registration and resales, on a continuous or delayed basis, of all CCRT Underlying Conversion Shares.  Merrill Lynch shall cooperate with CompuCredit Corporation to provide any information reasonably requested by CompuCredit Corporation to include in the Shelf Registration Statement.

(iii)                               CompuCredit Corporation shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended as required by the Securities Act and by the provisions herein to the extent necessary to ensure that (A) it is available for resales by Merrill Lynch; and (B) it conforms with the requirements of this Agreement and the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder as announced from time to time, for a period (the “Effectiveness Period”) from the date the Shelf Registration Statement is declared effective by the Securities and Exchange Commission until the earliest of:

(1)                                  the date when Merrill Lynch is able to sell all such CCRT Underlying Conversion Shares immediately without restriction pursuant to Rule 144(k) under the Securities Act; or

(2)                                  the date when all of the CCRT Underlying Conversion Shares are registered under the Shelf Registration Statement and disposed of in accordance with the

Shelf Registration Statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force or the CCRT Underlying Conversion Shares cease to be outstanding (whether as a result of redemption, repurchase, conversion or otherwise).

(iv)                              CompuCredit Corporation shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Effectiveness Period if it voluntarily takes any action that would result in the converting Persons not being able to offer and sell such CCRT Underlying Conversion Shares at any time during the Effectiveness Period, unless such action is (x) required by applicable law or otherwise undertaken by CompuCredit Corporation in good faith and for valid business reasons (not including avoidance of CompuCredit Corporation’s obligations hereunder), including the acquisition or divestiture of assets, and (y) permitted herein.

(v)                                 At the time the Shelf Registration Statement is declared effective, Merrill Lynch shall be named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit Merrill Lynch to deliver such prospectus to purchasers of CCRT Underlying Conversion Shares in accordance with applicable law.  None of CompuCredit Corporation’s securityholders (other than Merrill Lynch) shall have the right to include any of CompuCredit Corporation’s securities in the Shelf Registration Statement.

(vi)                              All expenses incident to CompuCredit Corporation’s performance of or compliance with this Agreement shall be borne by CompuCredit Corporation regardless of whether a Shelf Registration Statement becomes effective, including, without limitation:

(1)                                  all registration and filing fees and expenses (including filings made by CompuCredit Corporation with the NASD);

(2)                                  all fees and expenses of compliance with federal securities and state Blue Sky or securities laws;

(3)                                  all expenses of printing (including printing of prospectuses and certificates for the Common Stock to be issued upon the exercise by Merrill Lynch of its conversion right pursuant to Article 6) and CompuCredit Corporation’s expenses for messenger and delivery services and telephone;

(4)                                  all fees and disbursements of counsel to CompuCredit Corporation;

(5)                                  all application and filing fees in connection with listing (or authorizing for quotation) the Common Stock on a national securities exchange or automated quotation system pursuant to the requirements hereof; and

(6)                                  all fees and disbursements of independent certified public accountants of CompuCredit Corporation.

CompuCredit Corporation shall bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal, accounting or other duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by CompuCredit Corporation.

Notwithstanding anything to the contrary herein, any underwriting discounts, fees and disbursements of counsel to Merrill Lynch, selling commissions and stock transfer taxes applicable to the CCRT Underlying Conversion Shares registered on behalf of Merrill Lynch shall be borne by Merrill Lynch.